Exhibit 10.10.3

L. B. Foster Company

2014 PERFORMANCE SHARE UNIT PROGRAM

(2014-2016)

[DATE]

[NAME AND ADDRESS]

Dear [NAME]:

Pursuant to the terms and conditions of the L. B. Foster Company 2014 Performance Share Unit Program (the “Program”), a component of the Long Term Incentive Program, the Compensation Committee of the Board of Directors of L. B. Foster Company (the “Committee”) has awarded you                 Performance Share Units (the “Award”). The terms and conditions of your Award are governed by the provisions of the Program document attached hereto as Exhibit A, the terms of which are hereby incorporated by reference. Capitalized terms not otherwise defined herein shall each have the meaning assigned to them in the Program.

Name:
Title:

I hereby acknowledge and accept the Award described above subject to all of the terms and conditions of the Program including, without limitation, the forfeiture and covenant provisions set forth in Sections 11, 12 and 13 of the Program, regardless of whether the Award ever results in a payment under the Program. I further acknowledge receipt of a copy of the Program document and the L. B. Foster Company 2006 Omnibus Incentive Plan, as amended (the “Plan”), and I agree to be bound by all the provisions of the Program and the Plan, as amended from time to time.

By signing below, I acknowledge that: (i) I have read and understand the Program including, without limitation, the provisions that require me to repay monies to the Company if (A) I breach Section 11 or 12 of the Program or (B) the Company is required to prepare an accounting restatement to the extent set forth in Section 13(c); (ii) the Performance Share Units that have been awarded to me have no independent economic value, but rather are mere units of measurement to be used in calculating benefits, if any, available under the Program; (iii) I agree to accept as binding, conclusive and final all decisions or interpretations of the Compensation Committee upon any questions arising under this Award, the Program or the Plan; and (iv) my decision to participate in the Program is completely voluntary and done with full knowledge of its terms. I further acknowledge and agree that, except as otherwise specifically provided in the Program, in the event I terminate employment prior to the Payment Date, the Performance Share Units awarded to me shall be cancelled and forfeited, whether payable or not, without payment by the Company or any Subsidiary.

Signature:		Date:
Name

Exhibit A

L. B. FOSTER COMPANY

2014 PERFORMANCE SHARE UNIT PROGRAM

(2014-2016)

L. B. FOSTER COMPANY, a Pennsylvania corporation (the “Company”), hereby establishes this L. B. FOSTER COMPANY 2014 PERFORMANCE SHARE UNIT PROGRAM (the “Program”), in accordance with the provisions of the L. B. FOSTER COMPANY 2006 Omnibus Incentive Plan, as amended (the “Plan”), and the terms and conditions provided herein.

WHEREAS, the Company maintains the Plan for the benefit of its and its Subsidiaries’ key employees; and

WHEREAS, in order to align the interests of key employees with the interests of the Company’s shareholders and to enhance the Company’s ability to retain the employment of its key employees, the Company desires to provide long-term incentive compensation; and

WHEREAS, Article VI of the Plan authorizes the Company to make performance-based awards.

NOW, THEREFORE, the Compensation Committee of the Board of Directors of the Company (“Compensation Committee”) hereby adopts the Program on the following terms and conditions:

1. Plan. In addition to the terms and conditions set forth herein, awards under the Program are subject to, and governed by, the terms and conditions set forth in the Plan, which are hereby incorporated by reference. Unless the context otherwise requires, capitalized terms used in this Program and not otherwise defined herein shall have the meanings set forth in the Plan. In the event of any conflict between the provisions of the Program and the Plan, the Compensation Committee shall have full authority and discretion to resolve such conflict and any such determination shall be final, conclusive and binding on the Participant and all interested parties.

2. Effective Date. The effective date of this Program is January 1, 2014.

3. Eligibility. The Committee shall select those individuals who shall participate in the Program (the “Participants”). In the event that an employee is hired by the Company or a Subsidiary during the Performance Period, upon recommendation by the CEO, the Committee shall determine whether such employee will become a Participant in the Program, subject to such terms, conditions and adjustments as the Committee determines to be necessary or desirable.

4. Performance Share Unit Awards.

(a) The Committee shall determine the number of performance share units (the “Performance Share Units”) to be awarded to each Participant. Each Performance Share Unit awarded under the Program shall represent a contingent right to receive up to two shares of the Company’s common stock (the “Common Stock”) as described more fully herein, to the extent such Performance Share Unit is earned and becomes payable pursuant to the terms of this Program. Performance Share Units have no independent economic value, but rather are mere units of measurement used for purpose of calculating the number of shares, if any, to be paid under the Program.

(b) Performance Share Units shall be increased and/or decreased in accordance with the terms of the Program as described more fully herein. Notwithstanding any provision of this Plan to the contrary, (i) the Committee, in its sole discretion, may reduce the amount of any Performance Share Units that would otherwise be earned by a Participant upon attainment of the Performance Conditions (as defined below) if it concludes that such reduction is necessary or appropriate, and (ii) the Committee shall not use its discretionary authority to increase the number of Performance Share Units that would otherwise be earned upon attainment of the Performance Conditions with respect to any award that is intended to be performance-based compensation under Section 162(m) of the Code.

5. Performance Conditions of the Performance Share Units. The total number of shares of the Company’s Common Stock that may be earned by a Participant will be based on the Company’s attainment of performance goals relating to the Company’s return on invested capital (“ROIC”) and Compound Annual Growth Rate of Earnings from continuing operations (“Earnings CAGR”) during the Program Period as approved by (and in accordance with the procedures established by) the Committee on December 3, 2013 and on file with the Committee (the “Performance Conditions”), for the performance period of January 1, 2014 through December 31, 2016 (the “Performance Period”); provided, however, that except as otherwise specifically provided herein, the ability to earn shares of the Company’s Common Stock and to receive payment thereon under the Program is expressly contingent upon achievement of the threshold for the Performance Conditions and otherwise satisfying all other terms and conditions of the Program.

6. Issuance and Distribution.

(a) After the end of the Performance Period, the Committee shall certify in writing the extent to which the applicable Performance Conditions and any other material terms of the Program have been achieved. For purposes of this provision, and for so long as the Code permits, the approved minutes of the Committee meeting in which the certification is made may be treated as written certification.

(b) Subject to the terms and conditions of this Program, Performance Share Units will be settled and paid in shares of the Company’s common stock in the calendar year immediately following the end of the Performance Period on a date determined in the Company’s discretion, but in no event later than March 15th of such calendar year (the “Payment Date”).

(c) Notwithstanding any other provision of this Program, in the event of a Change of Control, the Committee may, in its sole discretion, terminate the Program and, unless otherwise determined by the Committee, the Participant shall be deemed to earn shares of the Company’s Common Stock at the target level; provided, however, the Participant shall only be entitled to a prorated portion of such shares of the Company’s Common Stock determined based on the ratio of the number of complete months the Participant is employed or serves during the Performance Period through the date of the change of control to the total number of originally scheduled months in the Performance Period (or the number of originally scheduled remaining months in the Performance Period if the Participant becomes an employee of the Company and/or its Subsidiaries after the start of the Performance Period). Any such earned shares of the Company’s Common Stock shall be issued contemporaneous with the Change of Control on the closing date of the Change of Control; provided, further, in the event of a Change of Control, Performance Share Units may, in the Committee’s discretion, be settled in cash and/or securities or other property.

7. Dividends. Performance Share Units will not be credited with dividends that are paid on the Company’s Common Stock.

8. Change in Participant’s Status. In the event a Participant’s employment with the Company or any Subsidiary is terminated (i) by reason of Retirement on or after January 1, 2015 (or such earlier date as may be expressly authorized by the Committee), or (ii) on account of death or total and permanent Disability prior to the Payment Date, the Participant shall be entitled to retain the Performance Share Units and receive payment therefore to the extent earned and payable pursuant to the provisions of this Program; provided, however, the Participant shall only be entitled to retain a prorated portion of the Performance Share Units determined at the end of the Performance Period and based on the ratio of the number of complete months the Participant is employed or serves during the Performance Period to the total number of months in the Performance Period (or the number of remaining months in the Performance Period if the Participant becomes an employee of the Company and/or its Subsidiaries after the start of the Performance Period). In the event a Participant’s employment with the Company or any Subsidiary is terminated for any other reason, including, but not limited to, by the Participant voluntarily, or by the Company on account of a Termination for Cause or without cause, prior to the Payment Date, the Performance Share Units awarded to the Participant shall be cancelled and forfeited, whether payable or not, without payment by the Company or any Subsidiary. Any payments due a deceased Participant shall be paid to his estate as provided herein after the end of the Performance Period.

9. Responsibilities of the Compensation Committee. In addition to the authority granted to the Compensation Committee under the Plan, the Compensation Committee has responsibility for all aspects of the Program’s administration, including but not limited to: ensuring that the Program is administered in accordance with the provisions of the Program and the Plan; approving Participants; authorizing Performance Share Unit awards to Participants; and adjusting Performance Share Units as authorized hereunder consistent with the terms of the Program and the Plan. All decisions of the Compensation Committee under the Program shall be final, conclusive and binding on all interest parties. No member of the Compensation Committee shall be liable for any action or determination made in good faith as to the Program or any Performance Share Units awarded thereunder.

10. Tax Consequences/Withholding.

(a) It is intended that: (i) a Participant’s Performance Share Units shall be considered to be subject to a substantial risk of forfeiture in accordance with those terms as defined in Section 409A and 3121(v)(2) of the Code; and (ii) a Participant shall have merely an unfunded, unsecured promise to be paid a benefit, and such unfunded promise shall not consist of a transfer of “property” within the meaning of Code Section 83.

(b) Participant acknowledges that any income for foreign, federal, state or local income tax purposes, including payroll taxes, that the Participant is required to recognize on account of the vesting of the Performance Share Units and/or issuance of the shares of Common Stock under this award to Participant shall be subject to withholding of tax by the Company. In accordance with administrative procedures established by the Company, Participant may elect to satisfy Participant’s minimum statutory withholding tax obligations, if any, on account of the vesting of the Performance Share Units and/or issuance of shares of Common Stock under this award, in one or a combination of the following methods: in cash or by separate check made payable to the Company and/or by authorizing the Company to withhold from the Performance Share Units to be issued to the Participant a sufficient number of whole shares distributable in connection with this award equal to the applicable minimum statutory withholding tax obligation.

(c) This Program is intended to be excepted from coverage under Section 409A and shall be construed accordingly. Notwithstanding any provision of this Program to the contrary, if any benefit provided under this Program is subject to the provisions of Section 409A, the provisions of the Program will be administered, interpreted and construed in a manner necessary to comply with Section 409A

(or disregarded to the extent such provision cannot be so administered, interpreted or construed). Notwithstanding, Section 409A of the Code may impose upon the Participant certain taxes or other charges for which the Participant is and shall remain solely responsible, and nothing contained in this Program or the Plan shall be construed to obligate the Compensation Committee, the Company or any Subsidiary for any such taxes or other charges.

(d) Notwithstanding any provision of the Program to the contrary, if an award of Performance Share Units under this Program is intended to qualify as performance-based compensation under Section 162(m) of the Code and the regulations issued thereunder and a provision of this Program would prevent such award from so qualifying, such provision shall be administered, interpreted and construed to carry out such intention (or disregarded to the extent such provision cannot be so administered, interpreted or construed).

11. Non-Competition.

(a) The Participants hereunder agree that this Section 11 is reasonable and necessary in order to protect the legitimate business interests and goodwill of the Company, including the Company’s trade secrets, valuable confidential business and professional information, substantial relationships with prospective and existing customers and clients, and specialized training provided to Participants and other employees of the Company. The Participants acknowledge and recognize the highly competitive nature of the business of the Company and its Subsidiaries and accordingly agree that during the term of each of their employment and for a period of two (2) years after the termination thereof:

(i) The Participants will not directly or indirectly engage in any business substantially similar to any line of business conducted by the Company or any of its Subsidiaries, including, but not limited to, where such engagement is as an officer, director, proprietor, employee, partner, investor (other than as a holder of less than 1% of the outstanding capital stock of a publicly traded corporation), consultant, advisor, agent or sales representative, in any geographic region in which the Company or any of its Subsidiaries conducted business;

(ii) The Participants will not contact, solicit, perform services for, or accept business from any customer or prospective customer of the Company or any of its Subsidiaries in any line of business conducted by the Company or any of its subsidiaries;

(iii) The Participants will not directly or indirectly induce any employee of the Company or any of its Subsidiaries to: (1) engage in any activity or conduct which is prohibited pursuant to subparagraph 11(a)(i) or (2) terminate such employee’s employment with the Company or any of its Subsidiaries. Moreover, the Participants will not directly or indirectly employ or offer employment (in connection with any business substantially similar to any line of business conducted by the Company or any of its Subsidiaries) to any person who was employed by the Company or any of its Subsidiaries unless such person shall have ceased to be employed by the Company or any of its Subsidiaries for a period of at least 12 months; and

(iv) The Participants will not directly or indirectly assist others in engaging in any of the activities, which are prohibited under subparagraphs (a)(i-iii) above.

(b) It is expressly understood and agreed that although the Participants and the Company consider the restrictions contained in this Section 11 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Program is an unenforceable restriction against any Participant, the provisions of this Program shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable against such Participant. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Program is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein. The restrictive covenants set forth in this Section 11 shall be extended by any amount of time that a Participant is in breach of such covenants, such that the Company receives the full benefit of the time duration set forth above.

12. Confidential Information and Trade Secrets. The Participants and the Company agree that certain materials, including, but not limited to, information, data and other materials relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of the Company and its Subsidiaries, constitute proprietary confidential information and trade secrets. Accordingly, the Participants will not at any time during or after a Participant’s employment with the Company (including any Subsidiary) disclose or use for such Participant’s own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its affiliates, any proprietary confidential information or trade secrets, provided that the foregoing shall not apply to information which is not unique to the Company or any of its Subsidiaries or which is generally known to the industry or the public other than as a result of such Participant’s breach of this covenant. The Participants agree that upon termination of employment with the Company (including any Subsidiary) for any reason, the Participants will immediately return to the Company all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, which in any way relate to the business of the Company and its Subsidiaries, except that the Participants may retain personal notes, notebooks and diaries. The Participants further agree that the Participants will not retain or use for their own account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or any of its Subsidiaries.

13. Remedies/Forfeiture/Recoupment.

(a) The Participants acknowledge that a violation or attempted violation on a Participant’s part of Sections 11 and 12 will cause irreparable damage to the Company and its Subsidiaries, and the Participants therefore agree that the Company and its Subsidiaries shall be entitled as a matter of right to an injunction, out of any court of competent jurisdiction, restraining any violation or further violation of such promises by the Participants or a Participant’s employees, partners or agents. The Participants agree that such right to an injunction is cumulative and in addition to whatever other remedies the Company (including any Subsidiary) may have under law or equity, and the Participants’ obligations to make timely payment to the Company as set forth in Section 13(b) of this Program. The Participants further acknowledge and agree that a Participant’s Performance Share Units shall be cancelled and forfeited without payment by the Company if such Participant breaches any of his or her obligations set forth in Section 11 and 12 herein.

(b) At any point after becoming aware of a breach of any obligation set forth in Sections 11 and/or 12 of this Program, the Company shall provide notice of such breach to a Participant. By agreeing to participate in this Program, the Participants agree that within ten (10) days after the date the Company provides such notice, a Participant shall pay to the Company in cash an amount equal to any and all distributions paid to or on behalf of such Participant under this Program within the six (6) months prior to the date of the earliest breach. The Participant agrees that failure to make such timely payment to the Company constitutes an independent and material breach of the terms and conditions of this Program, for which the Company may seek recovery of the unpaid amount as liquidated damages, in addition to all other rights and remedies the Company may have resulting from a Participant’s breach of the obligations set forth in Sections 11 and 12. The Participants agree that timely payment to the Company as set forth in this provision of the Program is reasonable and necessary because the compensatory damages that will result from breaches of Sections 11 and/or 12 cannot readily be ascertained. Further, the Participants agree that timely payment to the Company as set forth in this provision of the Program is not a penalty, and it does not preclude the Company from seeking all other remedies that may be available to the Company, including without limitation those set forth in this Section 13.

(c) In the event the Company is required to prepare an accounting restatement applicable to any financial reporting period covering a period within the Performance Period due to the material noncompliance of the Company with any financial reporting requirement under the securities laws or other applicable law and if the Committee, in its discretion, so determines, (i) each “Specified Participant” shall pay to the Company in cash up to the amount equal to the fair market value of any and all shares, cash or other compensation paid to or on behalf of such Participant under this Program, and, without duplication, (ii) each “Specified Participant” shall pay to the Company in cash an amount equal to the fair market value of any and all shares, cash or other compensation paid to or on behalf of such Participant under of this Program in excess of the amount of such compensation that would have been paid to the Participant based on the restated financial results. Any such payment shall be made within the time periods prescribed by the Committee. The Committee, in its discretion, shall determine whether the Company shall effect any such recovery (i) by seeking repayment from the Specified Participant, (ii) by reducing (subject to applicable law and the terms and conditions of the applicable plan, program or arrangement) the amount that would otherwise be payable to the Specified Participant under any compensatory plan, program or arrangement maintained by the Company or any of its affiliates, (iii) by withholding payment of future increases in compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that would otherwise have been made in accordance with the Company’s otherwise applicable compensation practices, or (iv) by any combination of the foregoing. For purposes of this Program, the term “Specified Participant” means any Participant that the Committee has determined, in its sole discretion, that any fraud, negligence, or intentional misconduct by Participant was a significant contributing factor to the Company having to prepare an accounting restatement. A Participant’s failure to make any such timely payment to the Company constitutes an independent and material breach of the terms and conditions of this Program, for which the Company may seek recovery of the unpaid amount as liquidated damages, in addition to all other rights and remedies the Company may have against the Participant. By participating in the Program, each Participant agrees that timely payment to the Company as set forth in this provision of the Program is reasonable and necessary, and that timely payment to the Company as set forth in this provision of the Program is not a penalty, and it does not preclude the Company from seeking all other remedies that may be available to the Company, including without limitation those set forth in this Section 13. Each Participant further acknowledges and agrees that a Participant’s Performance Share Units shall be cancelled and forfeited without payment by the Company if such Participant is determined to be a Specified Participant with respect to any financial reporting period covering a period within the Performance Period. Notwithstanding the foregoing, the Company shall not be required to make any additional payment in the event that the restated financial results would have resulted in a greater payment to the Participant.

Notwithstanding any other provisions of this Program or the Plan, if the Performance Share Units granted pursuant to this Program become subject to recovery under any Company policy adopted hereafter and required by law, regulation or stock exchange listing requirement, such Performance Share Units shall be subject to such deductions, recoupment, and clawback as may be required to be made pursuant to such Company policy (the “Clawback Requirement”). In the event the Performance Share Units granted pursuant to this Program become subject to such Clawback Requirement, then the Performance Share Units shall be subject to such Clawback Requirement, and this Section 13(c) shall no longer apply to such Performance Share Units.

14. Assignment/Nonassignment.

(a) The Company shall have the right to assign this Program, including without limitation Section 11, and the Participants agree to remain obligated by all provisions of this Program that are assigned to any successor, assign or surviving entity. The obligations of the Company under the Program shall be binding upon the successors and assigns of the Company. Any successor to the Company is an intended third party beneficiary of this Program.

(b) The Performance Share Units shall not be sold, pledged, assigned, hypothecated, transferred or disposed of (a “Transfer”) in any manner, other than by will or the laws of descent and distribution. Any attempt by a Participant to Transfer the Performance Share Units in violation of the terms of the Program shall render the Performance Share Units null and void, and result in the immediate forfeiture of such Performance Share Units, without payment by the Company or any Subsidiary.

15. Impact on Benefit Plans. Payments under the Program shall not be considered as earnings for purposes of the Company’s and/or Affiliate’s qualified retirement plans or any such retirement or benefit plan unless specifically provided for therein. Nothing herein shall prevent the Company or any Affiliate from maintaining additional compensation plans and arrangements for its employees.

16. Changes in Stock. In the event of a stock split, stock dividend, or similar event, the Performance Share Units and the shares of Company common stock on which the Performance Conditions are based shall be appropriately adjusted to prevent dilution or enlargement of the rights of Participants which would otherwise result from any such transaction, provided such adjustment shall be consistent with Code Section 162(m) and Section 409A. In the case of a Change of Control, any obligation under the Program shall be handled in accordance with the terms of Section 6(c) hereof.

17. Governing Law, Jurisdiction, and Venue.

(a) This Program shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the principles of conflicts of law.

(b) Participant hereby irrevocably submits to the personal and exclusive jurisdiction of the United States District Court for the Western District of Pennsylvania or the Court of Common Pleas of Allegheny County, Pennsylvania in any action or proceeding arising out of, or relating to, this Program (whether such action or proceeding arises under contract, tort, equity or otherwise). Participant hereby irrevocably waives any objection which Participant now or hereafter may have to the laying of venue or personal jurisdiction of any such action or proceeding brought in said courts.

(c) Jurisdiction over, and venue of, any such action or proceeding shall be exclusively vested in the United States District Court for the Western District of Pennsylvania or the Court of Common Pleas of Allegheny County, Pennsylvania.

(d) Provided that the Company commences any such action or proceeding in the courts identified in Section 17(b), Participant irrevocably waives Participant’s right to object to or challenge the above selected forum on the basis of inconvenience or unfairness under 28 U.S.C. § 1404, 42 Pa. C.S. § 5322 or similar state or federal statutes. Participant agrees to reimburse the Company for all of the attorneys fees and costs it incurs to oppose Participant’s efforts to challenge or object to litigation proceeding in the courts identified in Section 17(b) with respect to actions arising out of or relating to this Program (whether such actions arise under contract, tort, equity or otherwise).

18. Failure to Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this Program shall in no way be construed to be a waiver of such provision or of any other provision hereof.

19. Severability. In the event that any one or more of the provisions of this Program shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

20. Funding. The Program is not funded and all amounts payable hereunder, if any, shall be paid from the general assets of the Company or its Affiliate, as applicable. No provision contained in this Program or the Plan and no action taken pursuant to the provisions of this Program or the Plan shall create a trust of any kind or require the Company to maintain or set aside any specific funds to pay benefits hereunder. To the extent a Participant acquires a right to receive payments from the Company under the Program, such right shall be no greater than the right of any unsecured general creditor of the Company.

21. Headings. The descriptive headings of the Sections of this Program are inserted for convenience of reference only and shall not constitute a part of this Program.

22. Amendment or Termination of this Program. This Program may be modified, amended, suspended or terminated by the Committee at any time. Notwithstanding the foregoing or any provision of this Program to the contrary, the Committee may, in the sole discretion and without the Participants’ consent, modify or amend the terms of the Program or a Performance Grant, or take any other action it deems necessary or advisable, to cause the Program to comply with Section 409A or Section 162(m) (or an exception thereto). Any modification, amendment, suspension or termination shall only be effective upon a writing issued by the Committee, and a Participant shall not offer evidence of any purported oral modifications or amendments to vary or contradict the terms of this Program document.

IN WITNESS WHEREOF, the undersigned has executed this Program on the day and year indicated below. This Program may be executed in more than one counterpart, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

Dated: February 26, 2014	/s/ William H. Rackoff
William H. Rackoff
Chairman, Compensation Committee